Exhibit 99.1

Joint Filing Agreement

The undersigned acknowledge and agree that the Schedule 13D with respect to beneficial ownership by the undersigned of ordinary shares, with a nominal value of €0.01 per share, of Ardagh Metal Packaging S.A. filed on or about the date hereof is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to such Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning each such person contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate. This agreement may be executed in counterparts, each of which shall be deemed an original, but both of which counterparts taken together shall constitute one and the same instrument.

Date: November 19, 2025

Ardagh Holdings S.A.

Signature:	/s/ Mark Porto
Name/Title:	Mark Porto / Director
Date:	November 19, 2025

Signature:	/s/ Herman Troskie
Name/Title:	Herman Troskie / Director
Date:	November 19, 2025

Ardagh Group S.A.

Signature:	/s/ Mark Porto
Name/Title:	Mark Porto / Director
Date:	November 19, 2025

Signature:	/s/ Herman Troskie
Name/Title:	Herman Troskie / Director
Date:	November 19, 2025